Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations

and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Appoints Gregory Perry as
Senior Vice President and Chief Financial Officer

WALTHAM, MA, January 9, 2009 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, today announced the appointment of Gregory Perry as Senior Vice President and Chief Financial Officer (CFO). Mr. Perry succeeds Daniel Junius, who had been the Company’s CFO prior to his promotion.

“Greg is an excellent addition to our management team, as he has extensive financial expertise and an impressive record of building value at healthcare-focused companies,” commented Daniel Junius, President and Chief Executive Officer. “He previously has been a CFO at both small- and mid-sized biotechnology companies, and he also has business development and financial management expertise gained at larger healthcare operations. We believe Greg’s depth of experience is particularly valuable in light of our growing portfolio of advancing anticancer compounds.”

Before joining ImmunoGen, Mr. Perry was CFO of Elixir Pharmaceuticals, Inc., where he was extensively involved in partnering and fundraising activities. Prior to Elixir, he was CFO of Domantis, Ltd., an antibody-related therapeutics company acquired by GlaxoSmithKline in 2006. Previously, Mr. Perry was Senior Vice President of Finance and CFO at Transkaryotic Therapies, Inc. (TKT) until its acquisition by Shire plc. in 2005. Before joining TKT in 2003, Mr. Perry held positions of increasing responsibility during his five years at PerkinElmer, Inc., rising to Senior Vice President, Finance and Business Development, Life Sciences. Prior to PerkinElmer, Mr. Perry spent the early part of his career at General Electric, joining the company’s financial management program in 1982 and departing in 1996 as Vice President and CFO, GE Medical Systems – Europe, after numerous promotions.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s Tumor-Activated Prodrug (TAP) technology uses antibodies to

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deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis, Biogen Idec, and Biotest also are testing TAP compounds in the clinic, and the naked antibody AVE1642 is in clinical trials through the Company’s collaboration with sanofi-aventis. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

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